Exhibit 99.1

STEC Announces Fourth Quarter and Full-Year 2008 Results – ZeusIOPS SSD Revenue Increased 300% to $53 Million For 2008 and Is Expected to Surpass That Mark In The First Six Months of 2009

Customer Adoption of ZeusIOPS Accelerates; Company Sees Improved First Quarter Outlook

SANTA ANA, Calif., March 12, 2009 — STEC, Inc. (Nasdaq:STEC) announced today the Company’s financial results for the fourth quarter and full-year ended December 31, 2008.

Revenue for the fourth quarter of 2008 was $56.9 million, an increase of 7.4% from $53.0 million for the fourth quarter of 2007.

Non-GAAP gross profit margin was 32.3% for the fourth quarter of 2008, compared to 31.7% for the fourth quarter of 2007. Non-GAAP diluted earnings per share from continuing operations was $0.05 for the fourth quarter of 2008, compared to $0.07 for the fourth quarter of 2007. GAAP results in 2008 included start-up costs related to the Company’s Malaysia facility, employee severance, employee stock compensation, a customer warranty claim, global-tax restructuring, intellectual property rights litigation, hiring and recruiting fees for key R&D employees and the short-term impact of the implementation of the global-tax restructuring on the Company’s effective tax rate. Non-GAAP results are explained and reconciled to GAAP results in tables included in this release.

GAAP gross profit margin was 27.8% for the fourth quarter of 2008, compared to 30.0% for the fourth quarter of 2007. GAAP diluted earnings per share from continuing operations was $0.00 for the fourth quarter of 2008, compared to $0.03 for the fourth quarter of 2007.

Revenue for full-year 2008 was $227.4 million, an increase of 20.5% from $188.7 million for 2007. Non-GAAP gross profit margin was 34.1% for the full-year 2008. Non-GAAP diluted earnings per share from continuing operations was $0.31 for the full-year 2008. GAAP gross profit margin was 31.3% for 2008, compared to 30.2% for 2007. GAAP full-year 2008 diluted earnings per share from continuing operations was $0.08, compared to full-year 2007 diluted earnings per share from continuing operations of $0.11.

Business Outlook

“We are excited to emerge from 2008 in an excellent position to capitalize on the growing demand for our ZeusIOPS Solid-State Drives (SSDs) in the Enterprise-Storage market,” said Manouch Moshayedi, STEC’s Chairman and Chief Executive Officer.

“We exceeded our 2008 $50 million revenue goal for shipments of ZeusIOPS by achieving $53 million in sales of this product during the year. As previously discussed, we have been working with all major Enterprise-Storage OEMs to qualify our ZeusIOPS in their systems and we are glad to report that most of the major Enterprise-Storage OEMs – EMC, Hitachi Data Systems and Sun Microsystems — have launched or are launching their storage systems equipped with our ZeusIOPS SSDs.

“Based on current customer indications and momentum, we believe that revenue from our ZeusIOPS product line – for just the first six months of 2009 – will surpass the total of ZeusIOPS revenue achieved during the full-year 2008.

“We are consciously reducing the impact of our lower margin products on our revenue and expect that as the product mix shifts to our higher-margin SSDs, our gross profit margin will improve in 2009. Needless to say, we are optimistic about the outlook of our ZeusIOPS revenue for future quarters.

“We are glad to report that we have addressed key priorities and are well on our way to the successful execution of our strategic plan that has guided our business in the past few years:

1)	Define Our Leadership in Enterprise SSD Technology – Highlighted by our increasing customer wins, we believe that our ZeusIOPS and Mach8/IOPS SSDs have been widely accepted by the industry as the gold standard for others to follow.

2)	Vigorously Defend Our Intellectual Property (IP) – As we had said at the outset of the patent lawsuit that was filed by Seagate, we believed their claims were without merit. This was validated as all claims were dropped without any exchange of cash or licenses for IP after months of extensive pre-trial discovery.

3)	Establish a Low-Tax, Low-Cost Platform for Growth – Three years ago we decided to move our manufacturing and certain supporting operations to Malaysia to lower our corporate taxes and our manufacturing costs. We built a 210,000 sq/ft plant optimized for SSD production in Penang and, by the end of the first quarter of 2009, we expect substantially all of our manufacturing will be performed in that location. The additional capacity that is available in our new Penang facility positions us well to meet the growing demand for our Enterprise SSD product lines and the lower cost infrastructure should also have a positive impact on our gross margins. In addition, based on the substantial transition of our operations to Malaysia along with the increase in international sales activity, we expect our global effective corporate tax rate for 2009 to decrease to below 30%.

4)	Effectively Manage Inventory / Maximize Liquidity – At the end of the fourth quarter of 2008, our cash balance was $33 million, our inventory was $64 million, and we had not drawn on our $35 million line of credit. Today, our cash balance is over $55 million, our inventory has dropped to below $55 million, and we have still not drawn on our $35 million line of credit.

Guidance

“We currently expect first quarter of 2009 revenue to range from $58 million to $60 million with diluted non-GAAP earnings per share to range from $0.10-$0.12, based on the presumption of a 29% effective corporate tax rate.”

Conference Call

STEC will hold an open conference call to discuss results for the fourth quarter of 2008. The call will take place today at 1:30 p.m., Pacific/ 4:30 p.m., Eastern. The call-in numbers for the conference are (877) 874-1567 (United States and Canada) and (719) 325-4815 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on the gray “Nasdaq:STEC” tab at the top of the home page at www.stec-inc.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc. is a leading global provider of Solid-State technologies and solutions tailored to meet the high-performance, high-reliability needs of original equipment manufacturers (OEMs). With headquarters in Santa Ana, California and locations worldwide, STEC leverages almost two decades of Solid-State knowledge and experience to deliver the industry’s most comprehensive line of Solid-State Drives to the storage industry.

For information about STEC and to subscribe to the Company’s “Email Alerts” service, please visit our web site at www.stec-inc.com, click the “Nasdaq:STEC” tab at the top of the page and then click “Email Alerts.”

Use of Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP financial measures (non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP income from continuing operations before provision for income taxes, non-GAAP income from continuing operations and non-GAAP diluted earnings per share from continuing operations) that exclude start-up costs related to the Company’s Malaysia facility, employee severance, SSD product development costs, employee stock compensation expenses, a warranty claim, global tax restructuring costs, first-year Sarbanes-Oxley Section 404 implementation costs, Consumer Division sale arbitration fees, IP litigation costs, hiring and recruiting fees incurred for key research and development employees, customer evaluation product costs for new DDR3 technology memory and the short-term impact of the global tax restructuring on the Company’s effective tax rate. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s core, recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance is provided only on a non-GAAP basis due to the inherent difficulty of forecasting the timing or amount of such items. Difficulties in forecasting the non-GAAP items include the timing of customer audit approvals for the Malaysia facility which would impact the ramp up of production, registration costs for new entities related to our global tax restructuring and unexpected delays in shipping new products developed by our foreign subsidiaries in lower tax jurisdictions than the United States. These items could be materially significant in our GAAP results in any period. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A complete reconciliation between GAAP and non-GAAP information referred to in this release is provided in tables included in this release. Certain amounts reported in prior releases may have been reclassified to conform to the current quarter’s non-GAAP presentation.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning: ZeusIOPS SSD revenue expected to surpass $53 million in the first six months of 2009; accelerating customer adoption of ZeusIOPS; Company seeing improved first quarter outlook; excitement to emerge from 2008 in an excellent position to capitalize on the growing demand for our ZeusIOPS product line of Solid-State Drives (SSDs) in the Enterprise-Storage market; most of the major Enterprise-Storage OEMs have launched or are launching storage systems equipped with ZeusIOPS SSDs; belief that revenue from our ZeusIOPS product line – for just the first six months of 2009 – will surpass the total of ZeusIOPS revenue achieved during the full-year 2008; efforts to reduce the impact of lower margin products on revenues and expectation that as the product mix shifts to higher-margin SSDs, gross profit margin will improve in 2009; optimism about the outlook of ZeusIOPS revenue for future quarters; well on the way to the successful execution of our strategic plan; belief that ZeusIOPS and Mach8/IOPS SSDs have been widely accepted by the industry as the gold standard for others to follow; expectation that substantially all of our manufacturing will be performed in Malaysia by the end of the first quarter of 2009; additional capacity at new Penang facility positions us well to meet the growing demand for our Enterprise SSD product lines; lower cost infrastructure should have a positive impact on gross margins; expected global effective corporate tax rate for 2009; and revenue and diluted non-GAAP earnings per share guidance for the first quarter of 2009. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by the Company, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: business and economic conditions and growth trends in our industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; changes in demand from certain customer segments; fluctuating cost of raw materials; excess inventory held by our customers reducing future demand for our products; the unexpected cost of intellectual property litigation and results of litigation being inherently uncertain; design wins may not lead to revenues; unexpected cancellation or rescheduling of orders by our customers; we may not realize the expected benefits from our operations in Malaysia or from our global tax restructuring; unexpected increases in the cost associated with the operation of our new Malaysia facility; unexpected delays in the qualification process of our products with customers; our growth initiatives may not be successfully implemented or implemented slower than expected; we may not realize the anticipated benefits from any acquisitions of businesses, technologies, or assets we have acquired or may acquire in the future; excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit; DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation; interruptions or delays at the semiconductor manufacturing facilities that supply components to us; higher than expected operating expenses and capital equipment expenditures; new and changing technologies limiting the applications of our products; our inability to become more competitive in new and existing markets; our inability to maintain and increase market share; difficulty competing in sectors characterized by aggressive pricing and low margins; new customer and supplier relationships may not be implemented successfully; adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters; and potential impact of high energy prices and other global events outside of our control which could adversely impact customer confidence and hence reduce demand for our products. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

STEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2008 Unaudited	December 31, 2007 Audited
ASSETS:
Current Assets:
Cash and cash equivalents	$33,379	$94,326
Accounts receivable, net of allowances of $1,196 at December 31, 2008 and $944 at December 31, 2007	43,516	34,288
Inventory	63,985	31,556
Deferred income taxes	1,302	1,241
Other current assets	8,264	3,633
Current assets of discontinued operations	—	197

Total current assets	150,446	165,241

Leasehold interest in land	2,587	2,662
Property, plant and equipment	44,406	35,266
Intangible assets	573	1,060
Goodwill	1,682	1,682
Other long-term assets	1,784	997
Deferred income taxes	4,407	3,578

Total assets	$205,885	$210,486

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$13,097	$16,638
Accrued and other liabilities	9,795	6,971
Liabilities of discontinued operations	—	483

Total current liabilities	22,892	24,092

Long-term income taxes payable	1,430	849

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 48,429,348 shares issued and outstanding as of December 31, 2008 and 50,433,672 shares issued and outstanding as of December 31, 2007	48	50
Additional paid-in capital	129,670	137,942
Retained earnings	51,845	47,553

Total shareholders’ equity	181,563	185,545

Total liabilities and shareholders’ equity	$205,885	$210,486

STEC, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	Unaudited 2008	Unaudited 2007	Unaudited 2008	Audited 2007
Net revenues	$56,915	$53,013	$227,445	$188,652
Cost of revenues	41,070	37,117	156,358	131,643

Gross profit	15,845	15,896	71,087	57,009

Sales and marketing	4,803	4,689	19,045	17,382
General and administrative	7,351	4,988	25,422	17,909
Research and development	6,190	4,392	21,081	14,971

Total operating expenses	18,344	14,069	65,548	50,262
Operating income (loss)	(2,499)	1,827	5,539	6,747
Interest income and other, net	(81)	974	1,326	3,786

Income (loss) from continuing operations before provision (benefit) for income taxes	(2,580)	2,801	6,865	10,533
Provision (benefit) for income taxes	(2,406)	1,267	2,714	4,723

Income (loss) from continuing operations	(174)	1,534	4,151	5,810
Discontinued operations:
Income (loss) from operations of Consumer Division (including gain on disposal of $8,005 in 2007)	9	(481)	238	7,094
(Provision) benefit for income taxes	(6)	55	(97)	(2,890)

Income (loss) from discontinued operations	3	(426)	141	4,204

Net income (loss)	$(171)	$1,108	$4,292	$10,014

Net income per share:
Basic:
Continuing operations	$0.00	$0.03	$0.09	$0.12
Discontinued operations	0.00	(0.01)	0.00	0.08

Total	$0.00	$0.02	$0.09	$0.20

Diluted:
Continuing operations	$0.00	$0.03	$0.08	$0.11
Discontinued operations	0.00	(0.01)	0.00	0.08

Total	$0.00	$0.02	$0.08	$0.19

Shares used in per share computation:
Basic	50,125	50,388	49,956	49,843

Diluted	50,125	51,507	51,132	51,588

The non-GAAP financial measures included in the following tables are non-GAAP gross profit, non-GAAP operating expenses, non-GAAP operating income, non-GAAP income from continuing operations before provision for income taxes, non-GAAP income from continuing operations and non-GAAP diluted earnings per share from continuing operations, which adjust for the following items: (a) start-up costs related to the Company’s Malaysia facility, (b) employee severance costs, (c) SSD product development costs, (d) employee stock compensation expenses, (e) a warranty claim, (f) global tax structuring costs, (g) implementation costs related to Sarbanes-Oxley Act Section 404, (h) Consumer Division sale arbitration fees, (i) IP litigation costs, (j) hiring and recruiting fees incurred for key research and development employees, (k) customer evaluation product costs for new DDR3 technology memory and (l) the short-term impact of the global tax restructuring on the Company’s effective tax rate. Management believes these non-GAAP financial measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s core operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core, recurring operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP financial results in calculating non-GAAP financial results, are set forth below:

a)	The Malaysia facility start-up costs primarily relate to costs associated with our 25,000 square foot interim facility, depreciation on equipment, and operational, sales and marketing, general and administrative and research and development personnel costs. The Company used its interim facility during 2007 to train production employees, obtain facility certifications such as ISO certification, initiate the accounting and information systems and conduct customer audits to better prepare for the opening of the Company’s 210,000 square foot facility. In 2008, the Malaysia operations moved from the 25,000 square foot interim facility to the permanent 210,000 square foot facility. As the full-scale production is not expected to fully transition to Malaysia until the end of the first quarter of 2009, management believes excluding such items from the Company’s operations provides investors with a means of evaluating the Company’s current operations.

b)	Employee severance relates to one-time costs incurred related to the termination of US-based employees in conjunction with the Company’s transition of its operations to Malaysia. The Company provides compensation to certain employees as an accommodation upon termination of employment without cause. Management believes that excluding severance costs from operating results provides investors with a better means for measuring current Company performance.

c)	SSD product development expenses relate primarily to inventory write-offs incurred toward the advancement and initial customer evaluation sales of the Company’s newest product line of solid state drive solutions. These SSD products contain complex controller and drive design technology which is customized to customer specifications. The Company is an industry leader in this area of technology and incurred significant SSD related product development costs in the fourth quarter of 2007 while working with its customers in customizing this technology for their specific applications. Management does not include these initial SSD product costs in measuring its core production and operational costs.

d)	Employee stock compensation expenses in connection with SFAS 123R have been excluded as management omits these expenses when evaluating its core operating activities, for strategic decision making, forecasting future results and evaluating current performance.

e)	The warranty claim relates to a customer reimbursement request for internally generated costs that they contend were incurred to remediate issues involving a manufacturing defect for compact flash cards purchased from the Company in prior years. The Company has previously acknowledged a defect in the controller design on certain of its compact flash cards and immediately put a coordinated plan in place in 2006 to replace all suspect cards identified by this customer. This replacement process was substantially completed prior to 2008 with the Company bearing the costs. The customer is now attempting to recover their internal service and repair costs that they contend were incurred during the repair and replacement process. The Company has assessed the possible outcomes of the claim and has recorded an estimated liability in the fourth quarter of 2008. The Company views this customer claim for their internal service and repair costs incurred in prior periods as non-recurring and therefore not indicative of current Company performance.

f)	The global tax restructuring costs relate primarily to tax consulting, legal fees and filing fees associated with establishing various corporate entities throughout the world, and establishing cost-sharing and transfer pricing agreements among the worldwide entities. These costs are included as a non-GAAP item as the Company believes these expenditures are one-time set-up fees and are therefore not indicative of the Company’s recurring operational results.

g)	First-year Sarbanes-Oxley costs relate to accounting and consulting fees in conjunction with the Company’s preparation to comply with Section 404 of the Sarbanes-Oxley Act in 2007 and the incremental amount of the first-year audit costs upon the Company first becoming subject to Sarbanes-Oxley Act Section 404 in 2007 over the expected Sarbanes-Oxley audit costs in subsequent years. Beginning in the first quarter of 2008, the Company no longer treats Sarbanes-Oxley costs as a non-GAAP item.

h)	Consumer division arbitration fees relate to legal and consulting fees incurred in the arbitration proceeding with Fabrik, Inc. (“Fabrik”) over the final purchase price adjustment for the sale of the assets of the Consumer division to Fabrik on February 9, 2007. In accordance with the Purchase Agreement, both parties agreed to submit the disputed amounts to a third party arbitrator for resolution. In January 2008, the arbitrator rejected substantially all of Fabrik’s claims. Management believes that legal and consulting fees incurred in conjunction with this arbitration proceeding should be excluded when evaluating core operations since management believes these costs are non-recurring.

i)	IP litigation costs relate to a patent infringement suit filed against the Company by a competitor on April 14, 2008. The Company filed its answer to the lawsuit asserting affirmative defenses of non-infringement, invalidity and counter-claimed for a declaratory judgment of non-infringement, invalidity, and unenforceability for all patents in question plus legal fees and costs. In February 2009, the lawsuit was mutually dismissed by both parties. Management believes that legal and consulting fees incurred in conjunction with this lawsuit should be excluded when evaluating core operations since management believes these costs are non-recurring.

j)	Research and development employee recruitment fees relate to a core group of engineers hired to begin development of a new product design. In 2008, the Company incurred recruiting fees and one-time sign-on bonuses for these core employees. Management believes that the recruiting fees and one-time bonuses incurred for the start-up of this engineering design group is non-recurring and should be excluded from its results when evaluating the Company’s current operations.

k)	Customer evaluation product cost relates to new DDR3 technology products that began shipping to customers for qualification in the third quarter of 2008. These costs are included as a non-GAAP item as management views these expenditures as one-time costs incurred to launch a new product line which will benefit future periods and are therefore, not indicative of current Company performance.

l)	During 2007 and 2008, the Company’s effective tax rate increased in excess of its base historical tax rate as the result of the implementation of a global restructuring plan. The short-term impact of the global restructuring plan resulted in losses being incurred in foreign jurisdictions with zero tax rates which produced less overall tax benefits for the Company. However, upon establishment of the Company’s Malaysia operations and as new products are being developed and sold internationally, the Company expects to incur future profits that will be taxed at a lower rate than in the United States, providing long-term tax savings that are anticipated to more than offset the short-term tax increases. In the fourth quarter of 2008, the Company also received a tax benefit as the result of the US government extending the research and development tax credit to make it effective through the tax year 2008. In accordance with this extension, the Company recorded the tax benefit from these credits in the fourth quarter of 2008 which offset the increase in the effective tax rate from the global restructuring. For non-GAAP purposes, the Company has made an adjustment to reflect the full-year 2007 and 2008 effective tax rates at historical base rate levels. Management believes that fluctuations in the Company’s effective tax rate during the implementation of the global restructuring are temporary and should be excluded when evaluating core operations.

STEC, INC.

Schedule Reconciling GAAP Income From Continuing Operations to Non-GAAP Income From Continuing Operations

($ in thousands)

(unaudited)

	For the Quarters Ended		For the Year Ended December 31, 2008
	December 31, 2008	December 31, 2007
GAAP net income (loss) from continuing operations	$(174)	$1,534	$4,151

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of sales:
Malaysia facility start-up costs (a)	$1,850	$479	$5,650
Employee severance (b)	211	—	211
SSD product development (c)	—	445	—
Employee stock compensation (d)	21	4	62
Warranty claim (e)	477	—	477

	2,559	928	6,400

Excluded from operating expenses
Malaysia facility start-up costs (a)	$1,460	$700	$5,415
Employee severance (b)	73	—	118
SSD product development (c)	—	77	—
Employee stock compensation (d)	719	440	2,259
Global tax structuring costs (f)	194	371	1,156
First-year Sarbanes-Oxley implementation costs (g)	—	125	—
Consumer division sale arbitration fees (h)	—	54	—
IP litigation costs (i)	1,484	—	2,382
Hiring and recruiting fees for key R&D employees (j)	185	—	376
Customer evaluation product cost (k)	—	—	142

	6,674	2,695	18,248

Income tax effect on non-GAAP adjustments	2,516	1,016	6,881

Net effect of adjustments to GAAP net income	4,158	1,679	11,367

Global tax structuring implementation short-term income tax impact (l)	(1,464)	211	111

Non-GAAP income from continuing operations	$2,520	$3,424	$15,629

GAAP diluted earnings per share from continuing operations	$0.00	$0.03	$0.08
Impact of non-GAAP adjustments on diluted earnings per share	$0.05	$0.04	$0.23

Non-GAAP diluted earnings per share from continuing operations	$0.05	$0.07	$0.31

(a) - (l) See corresponding footnotes above.

STEC, INC.

Schedule Reconciling Reported Financial Ratios

(unaudited)

	For the Quarters Ended		For the Year Ended December 31, 2008
	December 31, 2008	December 31, 2007
GAAP gross profit	27.8%	30.0%	31.3%
Effect of reconciling item on gross profit	4.5%	1.7%	2.8%

Non-GAAP gross profit	32.3%	31.7%	34.1%

STEC, INC.

Selected Non-GAAP Financial Information

($ in thousands)

(unaudited)

	For the Quarters Ended		For the Year Ended December 31, 2008
	December 31, 2008	December 31, 2007
GAAP gross profit	$15,845	$15,896	$71,087
Malaysia facility start-up costs (a)	1,850	479	5,650
Employee severance (b)	211	—	211
SSD product development (c)	—	445	—
Employee stock compensation (d)	21	4	62
Warranty claim (e)	477	—	477

Non-GAAP gross profit	$18,404	$16,824	$77,487

(a) - (e) Refer to the corresponding footnotes above.

CONTACT:	STEC, Inc.
Mitch Gellman, Vice President of Investor Relations
(949) 260-8328
ir@stec-inc.com